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                                                                 Exhibit (l)(22)

                               FORM OF PURCHASE AGREEMENT

          The RBB Fund, Inc. (the "Company"), a Maryland corporation, and Weiss, Peck and Greer Investments ("Weiss, Peck") intending to be legally bound, hereby agree with each other as follows:

          1. The Company hereby offers Weiss, Peck and Weiss, Peck hereby purchases one share of each of Classes SSS and TTT Common Stock of the Robeco WPG Core Bond Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at the closing price per Share (net asset value) of the Predecessor Fund on the date prior to the date of the reorganization.

          2. The Company hereby acknowledges receipt from Weiss, Peck of funds in the amount of $2.00 in full payment for the Shares.

          3. Weiss, Peck represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as
of the     day of      , 2005.
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                                            THE RBB FUND, INC.


                                            By:
                                                --------------------------------
                                                Edward J. Roach
                                                President & Treasurer


                                            WEISS, PECK & GREER INVESTMENTS


                                            By:
                                                --------------------------------
                                                Name:
                                                Title: